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                                  EXHIBIT 10.1

                        HEALTHCOMPASS SERVICES AGREEMENT


                             DATED FEBRUARY 16, 2000





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                        HEALTHCOMPASS SERVICES AGREEMENT

THIS IS AN AGREEMENT ("Agreement") entered into on February 16, 2000 (the "Effective Date") by and between [THEHEALTHCHANNEL], a Delaware corporation with offices located at 3101 West Coast Hightway, Suite 175, newport Beach, CA 92663 (the "Licensee") and HealthMagic, Inc., a Delaware corporation with offices located at 1901 Main Street, Columbia, South Carolina 29201 ("HealthMagic" or "HMI"), by which HealthMagic agrees to license certain proprietary software and other materials to Licensee on the terms and conditions of this Agreement.

In consideration of the obligations stated in this Agreement, and other good and valuable consideration received by each of the parties, the parties hereto agree as follows:

PART I.  PURPOSE AND SCOPE OF AGREEMENT; DEFINITIONS
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1.   PURPOSE AND SCOPE OF AGREEMENT

     HealthMagic is a corporation engaged in developing, marketing and providing innovative Internet-enabled health information technology systems and applications including, without limitation, HealthCompass (as further defined below). Licensee is a corporation engaged in the provision of internet-based healthcare information, products and services, including through its main portal, THEHEALTHCHANNEL.COM. The parties have entered into this Agreement to set forth the terms and conditions on which: (i) HMI will grant Licensee the right to establish links to HealthCompass from Licensee Web Sites (as defined below); (ii) HMI will host HealthCompass; and (iii) HMI will grant Licensee the right to use certain software tools.

2.   DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings given below or in the context in which the term is used, as the case may be.

A. "Affiliate" shall mean, with respect to a party to this Agreement, any entity that directly or indirectly controls, or is under common control with, or is controlled by, such party. As used above, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

B. "Certifying Authority" shall mean HMI or such other trusted third-party central administrator: (i) willing to verify the identities of those to whom it issues certificates and their association with a given key; (ii) that have a trustworthy public key (that is either publicized or provided with a certificate from a higher level Certifying Authority attesting to the validity of its public key); (iii) whose subject identification requirements engender a high level of confidence to the certified name-key binding; and (iv) that are capable of issuing Digital Certificates (including, without limitation, signing the Digital Certificate) to authenticate the binding between the subject (end user's) name and the subject's public key.

C. "Compass Man Design" shall have the meaning specified in Part II.2.A(1).

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D. "Digital Certificate" shall mean a digital certificate as defined by the
International Telecommunications Union ("ITU-T") X.509 standard, version 3. As a general matter, a Digital Certificate: (i) is a document attesting to the binding of a public key to an individual or other entity; (ii) enables the verification of a claim that a specific public key does in fact belong to a specific individual; and (iii) contains information including version, serial number, signature algorithm ID, issuer name (i.e., the Certifying Authority that issued the Digital Certificate), validity period, subject (user) name, subject public-key information, issuer unique identifier, subject unique identifier, extensions and the signature of the Certifying Authority that issued the Digital Certificate on the foregoing. Digital Certificates are stored on the subject's (end user's) computer.

E. "End User" shall mean an individual who has a unique HealthCompass account number/registration number combination and whose personal health information is stored in, or capable of being stored in, HealthCompass. As applied: (i) the same individual may be assigned multiple unique account number/registration number combinations, and thus would be counted as a separate End User for each such unique combination (i.e., a member with 5 records constitutes 5 End Users); and (ii) in the case of a family, each family member may have the same account number but the registration number for each such family member would be different.

F. "End-User Data" shall mean the information provided by End Users or on behalf of End Users, with their authorization, in the process of using HealthCompass. Ownership of End-User Data shall, as between HMI and Licensee, be and remain with the End User and shall in no way be altered by this Agreement.

G. "Engaging Applications" shall mean applications designed to engage an end user in the management of his or her health and which are complimentary to, utilize, or interact with HealthCompass (e.g., by providing data or other input to HealthCompass, or using data or other output generated by HealthCompass). EXHIBIT A to this Agreement lists the Engaging Applications being provided by HMI to Licensee (the "HMI Engaging Applications"). As specified in EXHIBIT A, HMI Engaging Applications either (i) reside on HMI servers and are accessible from HealthCompass Enabled Sites (as defined in Part I.2.H) or (ii) are provided to Licensee in run-time/executable form only for installation on Licensee servers. HMI Engaging Applications are inclusive of any accompanying documentation. HMI Engaging Applications include any and all Updates, Releases, new Versions, modifications or derivative works of the HMI Engaging Applications produced by HMI or on HMI's behalf and provided to Licensee.

H. "HealthCompass" shall mean HMI's proprietary Personal Medical Record consisting of: (i) HMI proprietary interactive Internet-enabled pages which reside on HMI servers, that are accessible from HMI licensed web sites containing links to such pages through a digital certification process ("HealthCompass Enabled Sites") and containing functionality enabling end users to retrieve, document, track and populate their own personal health information in a secure fashion from any HealthCompass Enabled Site; and (ii) HMI's proprietary database or "Repository", housed on HMI's servers, that stores each End User's Health Vectors. HealthCompass includes any and all Updates, Releases, new Versions, modifications or derivative works of HealthCompass produced by HMI or on HMI's behalf and provided to Licensee. HealthCompass is inclusive of any accompanying documentation.

I. "HealthMagic Content" shall mean content for Internet-enabled pages provided to Licensee under license by HealthMagic including HealthCompass pages and any HMI Engaging Application pages.

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J. "HealthQuery" shall mean an HMI proprietary XML-based application programmer interface or "API" to the Repository. HealthQuery includes any and all Updates, Releases, new Versions, modifications or derivative works of HealthQuery produced by HMI or on HMI's behalf and provided to Licensee. HealthQuery is inclusive of any accompanying documentation.

K. "Health Vectors" shall mean, for any particular HealthCompass End User, collections of health-related data that profiles such End User in his or her role as a health care consumer which data is generated through the use of the Health Vector software embedded in HealthCompass. Different kinds of Health Vectors include, but are not limited to: (i) health and illness data (e.g., health status, symptoms, important diagnoses, most recent encounters, medications, recent treatments); (ii) interests and needs data (i.e., information used and requested by the End User); (iii) demographic data (e.g., name, mailing address, gender, age, race); (iv) registration data (e.g., plan identification, member identification and enrollment information); and (v) transaction data (i.e., a summary of the transactions encountered within the service by the End User).

L. "Health Vectors Tool" shall mean certain HMI proprietary technology which enables the tailoring of user/computer interactions based on the End User's profile. As of the Effective Date the profile includes age, gender and health interests but the Health Vectors Tool is architected to profile many different dimensions each called a vector. Based on the specific health profile that is comprised of various health data, screens are assembled that contain articles, weblinks and preventive guidelines tailored to the individual for various sections of a web service. Software deliverables include: (i) Content Attribute Studio; (ii) Active X DLL that represents the application; (iii) Health Vector Publisher; and (iv) the associated data base schema. The Health Vectors Tool is provided in run-time/executable form only and is inclusive of any accompanying documentation. The Health Vectors Tool includes any Updates, Releases, new Versions, modifications or derivative works of the Health Vectors Tool produced by HMI or on HMI's behalf and provided to Licensee.

M. "HMI Materials" shall mean HealthCompass, HMI Engaging Applications, HealthQuery, Health Vectors Tool and related materials.

N. "Licensee Application" shall mean any application created by Licensee using HealthQuery or the Health Vectors Tool, as well as any Engaging Applications created by Licensee.

O. "Licensee Components" shall mean components of Licensee Applications exclusive of any HMI Materials.

P. "Licensee Web Sites" shall mean: (i) the _____________ web site (the "Primary HealthCompass Web Site"); (ii) any web sites co-branded with the Primary HealthCompass Web Site (each such web site a "Co-Branded HealthCompass Web Site"); and (iii) any web sites of institutional clients of Licensee into which Licensee has, in the capacity of a content supplier, licensed access to HealthCompass and/or any HMI Engaging Applications under a private label strategy (each such web site a "Privately Labeled HealthCompass Web Site").

Q. "Payment Period" shall have the meaning specified in Part IV.2.

R. "Personal Medical Record" shall mean an electronic repository or database designed to store, on a long-term basis, an individual's personal health information (including, without limitation, the health records maintained by providers, health plans, laboratories, nursing homes, home care enterprises, etc., as

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well as summaries of such information) and with or without a user interface that enables the population, maintenance, display and reporting of such information.

S. "Public Sites" shall mean Licensee Web Sites which are not Sponsored Sites.

T. "Release Number" shall mean the second decimal place in the number assigned to any software by the supplier of such software (e.g., the Release Number of XYZ 6.1.23 would be 1). A new "Release" means a software upgrade that adds new features, corrects bugs or defects and in which the Release Number is incremented while the Version Number remains unchanged (e.g., XYZ 6.2.0 would be a new Release as compared to XYZ 6.1.23).

U. "Sponsored Sites" shall mean Licensee Web Sites which are sponsored by a health plan, integrated delivery system, health club or any other web site that has a closed membership or a defined population.

V. "Update Number" shall mean the third decimal place in the number assigned to any software by the supplier of such software (e.g., the Update Number of XYZ
6.2.23 would be 23). A new "Update" means a software upgrade that provides bug fixes or other minor corrections in which the Version Number and Release Number remain unchanged and, if the number assigned to the software by the supplier, the Update Number is incremented (e.g., XYZ 6.1.24 would be a New Update as compared to XYZ 6.2.23).

W. "Version Number" shall mean the first decimal place in the number assigned to any software by the supplier of such software (e.g., the Version number of XYZ
6.2.23 would be 6). A new "Version" means a major software upgrade that adds substantial new features or other significant changes in which the Version Number is incremented (e.g., XYZ 7.0.0 would be a new Version as compared to XYZ 6.2.23).

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PART II. LICENSE AND PROPRIETARY RIGHTS

1. LICENSE

A. HMI hereby grants Licensee a five (5) year, nonexclusive, renewable, nontransferable, world-wide right and license commencing on the Effective Date:

     (1) to access from, and display on, Licensee Web Sites, the Internet-enabled pages contained in HealthCompass (and HMI server based HMI Engaging Applications) via links to such pages from such web sites through a digital certification process for the purposes of allowing End Users to access and use such Internet-enabled pages. Licensee shall license access to HealthCompass (and HMI server based HMI Engaging Applications) by such web sites on terms no less protective of HMI's intellectual property than are the terms contained in this Agreement. Licensee is not granted the right to distribute HealthCompass (or HMI server based HMI Engaging Applications) other than linked through the Licensee Web Sites.

          a) HMI shall be given the same access to the Licensee Web Sites as is generally given to the End Users of such web sites.

          b) HMI shall have the right to modify any aspect of HealthCompass (or HMI server based HMI Engaging Applications) including, but not limited to, structure, content or operation so long

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as substantially the same, or substantially similar, functionality is maintained, provided however, that with respect to any such modification that would reasonably be deemed to be significant, HMI shall provide prior notice of same to Licensee, which such notice HMI shall endeavor to provide at least ninety (90) days prior to distributing such modification, and Licensee shall upon receipt of such notice have a bona fide opportunity to review and comment on any such modification.

          c) Except as otherwise provided in this Agreement, Licensee agrees not to modify, amend, reduce the size of or in any way obliterate any warnings, notices, liability limitations, or other license provisions which are contained in HealthCompass or the HMI Engaging Applications. In addition, Licensee shall not, without HMI's prior written consent, remove from any Licensee Web Site any HMI Engaging Application; provided that Licensee shall be permitted to substitute its own or other Engaging Applications of comparable or better functionality and quality for HMI Engaging Applications ("Substitute Engaging Applications")

          d) Licensee acknowledges and agrees that End-User access to, and use of, HealthCompass through links from the Licensee Web Sites to _______________ shall be subject to End-User's agreement with HealthMagic's standard terms and conditions for use of HealthCompass and compliance with HMI promulgated privacy statements/policies specific to HealthCompass.

          e) Licensee acknowledges and agrees that each License Web Site shall contain at least one direct link to HealthMagic's consumer market site, _________________________, to provide End Users with the opportunity to learn more about HealthMagic and its products and services.


     (2) to use HealthQuery and the Health Vectors Tool internally in its own business (to the extent related to HealthCompass) to develop Licensee Applications; provided, however, Licensee may not develop or contract for the creation of Licensee Applications (including, without limitation, Licensee Engaging Applications) that, in the reasonable discretion of HMI, compete with HealthCompass, HealthQuery or the Health Vectors Tool.

          a) In consideration of the revenue sharing model set forth in Part IV.3, Licensee shall grant to HMI a perpetual, nonexclusive, nontransferable, world-wide right and license to copy, reproduce, modify, translate and distribute (including sublicensing and marketing) copies of, and to prepare, have prepared, derivative works of, and to perform, display and use Licensee Applications for HMI's internal use and in conjunction with HealthCompass; provided that HMI shall not be permitted to provide access to, or use of, any of Licensee Applications licensed to HMI to HMI's other clients for a six (6) month period beginning on the date such Licensee Applications were initially licensed to HMI. Such licenses, if any, will include any and all Updates, Releases and new Versions of such Licensee Applications that may be provided to HMI from time to time. EXCEPT FOR THE WARRANTIES PROVIDED IN PART II.1.A(2)b) and Part V.2, LICENSEE IS PROVIDING ANY SUCH LICENSEE APPLICATIONS SOLELY ON AN "AS-IS" BASIS.

          b) Licensee warrants that the Licensee Components contained in the Licensee Applications licensed to HMI shall not, at the time of licensing to HMI, infringe any third party copyrights, patents or trademarks or misappropriate any trade secrets rights of a third party. If a third party brings an action against HMI making allegations which, if true, would constitute a breach of this warranty, or if Licensee anticipates such an action, Licensee shall have the option, at its expense, to: (i) modify the License Application to be noninfringing; or (ii) obtain for HMI a license to continue using the Licensee Application. This Part II.1.A(2)b) and Part VI.1.A state Licensee's entire obligation to HMI and HMI's sole remedy with respect to any claim of intellectual property infringement for Licensee Applications.

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     (3) to implement HMI Engaging Applications (exclusive of HMI server based
HMI Engaging Applications) and Licensee Applications on Licensee servers and permit the Internet-enabled pages contained in such applications to be accessed from, and displayed on, Licensee Web Sites, solely as incorporated, integrated, bundled, packaged into, or otherwise provided as a part of or for use in conjunction with HealthCompass, via links to such pages from such web sites through a digital certification process. Licensee shall license access to such applications by such web sites on terms no less protective of HMI's intellectual property than are the terms contained in this Agreement.


The licenses set forth in this Part II.1.A include any and all Updates, Releases and new Versions of HealthCompass, HMI Engaging Applications, HealthQuery and Health Vector Tool that may be provided to Licensee from time to time.

B. Licensee shall not modify, make derivative works of, translate, reverse engineer, decompile, dissemble, reengineer, extract, as applicable, any ideas, algorithms or procedures from the whole or any part of the HMI Materials or otherwise create or attempt to create or permit, allow, or assist others to create the source code for the HMI Materials or any portion thereof. Without limiting the generality of the foregoing, Licensee shall not modify, edit, abbreviate censor or limit HealthCompass content or contained in HMI Engaging Applications.

C. Licensee agrees to reproduce and include HMI's copyright, trademark, and other proprietary rights notices on any copies of the HMI Materials, including partial copies and copied materials in derivative works.

D. HMI reserves all rights not expressly granted under this Agreement.

2.   HMI TRADEMARKS

A.   TRADEMARK LICENSE GRANT.

     (1) HMI is the owner of the "Health Magic" trade name, "Health Talk" mark, U.S. Trademark Application Number 75/323223, the "Compass Man Design", U.S. Trademark Application Number 75/459701, as well as the rights to marks associated with HealthCompass developed by HMI specifically for use with HealthCompass as HealthCompass is presented on a customer's web site, whether a word, graphic, animated or sound mark (the "HMI Marks"). During the Term, HMI grants to Licensee a non-exclusive license to use the HMI Marks in conjunction and integrated with HealthCompass (the "Licensed Activities"). Licensee will use the HMI Marks solely in connection with the Licensed Activities. HMI does not grant Licensee the right to use the HMI Marks in connection with any products, services and/or business other than the Licensed Activities.

     (2) Licensee will always use the HMI Marks on and in connection with the Licensed Activities in a style or size of print distinguishing it from accompanying wording or text. Licensee will display the symbol "TM" to the right and slightly above the last letter of the HMI Marks identified by HMI as requiring a "TM" when displayed on promotional and other materials used in advertising and rendering the Licensed Activities.

     (3) Except as contemplated by this Agreement, the license to use the HMI Marks granted by Part II.2.A(1) of this Agreement may not be assigned or otherwise transferred by Licensee. HMI does not grant, and nothing in this Agreement will be construed as granting, Licensee the right to license, sublicense or authorize others to use the HMI Marks.

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B.   QUALITY CONTROL.

     (1) Licensee's use of the HMI Marks and the nature and quality of the Licensed Activities promoted and marketed by Licensee under the HMI Marks will at all times comply with HMI's written standards and specifications attached hereto as EXHIBIT D (and including as such standards and specifications are revised by HMI from time-to-time upon written notice to Licensee). Licensee shall be permitted a reasonable period of time to bring its use of the HMI Marks into conformance with any changes in such standards and specifications. Licensee will permit HMI to reasonably inspect any materials used by Licensee in the promotion and marketing of the Licensed Activities under the HMI Marks and all other records relating to the quality of such activities.

     (2) Licensee will provide HMI with "proofs" or draft "web pages" of all materials used in the identification and or promotion of the Licensed Activities under the HMI Marks for approval by HMI prior to their use which approval shall not be unreasonably withheld or delayed. Materials used in the identification and/or promotion of the Licensed Activities will include, but are not limited to, business cards, stationery, letterhead, web pages and promotional materials.

     (3) If HMI notifies Licensee in writing that the Licensed Activities and/or any materials used by Licensee in the promotion and marketing of the Licensed Activities do not meet the quality standards of HMI as reasonably determined by HMI, Licensee will cease use the HMI Marks in any manner or in connection with the Licensed Activities and materials in question. If, within sixty (60) days after receiving the above written notification from HMI, Licensee cures or otherwise corrects to HMI's reasonable satisfaction the failure to meet the quality standards of HMI, Licensee will be entitled to resume its use of the HMI Marks in connection with the promotion and marketing of the Licensed Activities.

C.   TRADEMARK OWNERSHIP.

     (1) Licensee acknowledges that, as between HMI and Licensee, HMI's rights in the HMI Marks are valid, that each is the exclusive property of HMI, and can lawfully be used only with the express license or consent of HMI. Specifically, as between HMI and Licensee, Licensee acknowledges HMI's common law rights in the HMI Marks. Licensee will not at anytime do, or cause to be done any act or thing contesting or in any way impairing or intending to impair the validity of and/or HMI's rights, title and interest in and to the HMI Marks.

     (2) Licensee will not in any manner represent that it owns the HMI Marks. Licensee will not register or apply to register the HMI Marks either alone or in combination with any other word(s) and/or design(s), in any country, state or jurisdiction.

     (3) Licensee acknowledges that its use of the HMI Marks will not create any rights, title, or interest in or to said mark in Licensee's favor, but that all use of the HMI Marks by Licensee will inure to the benefit of HMI.

D. HMI MARKS IN LICENSEE WEB SITES. Subject to the other provisions of this Part II.2, Licensee agrees to place a HealthMagic logo (in the form of the Compass Man Design at least 100x70 pixels in size) on all pages on the Licensee Web Sites containing HealthMagic Content.
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3.   PROPRIETARY RIGHTS

     As between HMI and Licensee, the HMI Materials are owned by and shall remain the sole property of, HMI, contain, embody and are based on patented or patentable inventions, trade secrets, copyrights and other intellectual property rights (collectively, "IP Rights") owned or controlled by HMI and HMI shall continue to be the sole owner of all IP Rights in and to the HMI Materials, including, without limitation, any derivative works of the HMI Materials produced by HMI or on HMI's behalf. Licensee agrees that it will provide all reasonable cooperation and assistance to HMI, at HMI's expense, in taking any action necessary or appropriate to establish, confirm and defend HMI's IP Rights, including, without limitation, (i) transferring and assigning to HMI any rights, title and interest that Licensee may have in and to the HMI Materials (to the extent, if any, that ownership of the HMI Materials does not automatically vest in HMI by virtue of this Agreement or otherwise) and (ii) the preparation, filing and prosecution of patent, copyright and trademark applications and the offering of testimony and other support in connection with any legal proceedings brought by or against HMI relating to HMI's IP Rights.

A. As between HMI and Licensee, the Licensee Components are owned by and shall remain the sole property of, Licensee, contain, embody and are based on IP Rights owned or controlled by Licensee and Licensee shall continue to be the sole owner of all IP Rights in and to the Licensee Components, including, without limitation, any derivative works of Licensee Components produced by Licensee. HMI agrees that it will provide all reasonable cooperation and assistance to Licensee, at Licensee's expense, in taking any action necessary or appropriate to establish, confirm and defend Licensee's IP Rights, including, without limitation, (i) transferring and assigning to Licensee any rights, title and interest that HMI may have in and to the Licensee Components (to the extent, if any, that ownership of the Licensee Components does not automatically vest in Licensee by virtue of this Agreement or otherwise) and (ii) the preparation, filing and prosecution of patent, copyright and trademark applications and the offering of testimony and other support in connection with any legal proceedings brought by or against Licensee relating to Licensee's IP Rights.

4.   NONCOMPETITION

A. Within the United States and within any other country in which HMI does business and/or in which HealthCompass (or any portion thereof) is marketed and/or licensed, Licensee shall not, outside of this Agreement or any other agreement with HMI: (i) develop itself, contract for the creation of on its behalf, or represent that it has any product(s) or service(s) that duplicate to any significant degree the functionality of HealthCompass; (ii) support or distribute any such products(s) or service(s); or (iii) enter into or maintain contractual relationships with third parties under which a material portion of the revenue Licensee receives pursuant to such relationships derives from the sale or license by such third parties of any such product(s) or service(s).

B. Each party acknowledges and agrees that the restrictive covenants placed on such party in this Part II.4 are reasonable and necessary to protect the legitimate interests of the other party and that any violation of such restrictive covenants will result in irreparable injury to the other party. Each party hereby irrevocably waives any right to challenge or otherwise attempt to invalidate any of the restrictive covenants that such party is subject to, or any part(s) thereof. Each party agrees that, in the event it violates any of the restrictive covenants to which it is subject, the other party shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which such other party may be entitled at law or in equity. If it is determined that

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any of the restrictive covenants set forth in this Part II.4, or any part(s)
thereof, are illegal or unenforceable, it is the parties' intent that the scope of the covenant be reduced to conform to the requirements of law.

C. For so long as Licensee continues to use any of the HMI Materials, Licensee's obligation under this Part II.4 shall survive the termination of this Agreement for any reason.

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PART III. SET-UP, MAINTENANCE AND SUPPORT SERVICES; HOSTING SERVICES

1.   SET-UP SERVICES

     Upon the Effective Date of this Agreement, HMI and Licensee shall commence (or continue as the case may be) good faith discussions and cooperate towards producing a mutually agreed upon document specifying the requirements for setting up HealthCompass for Licensee (the "Release Definition"). HMI and Licensee shall each perform the tasks required of it by the Release Definition (with HMI's tasks referred to herein as the "Set-Up Services"). HMI shall be responsible for overall management of setting HealthCompass up for Licensee and shall use commercially reasonable efforts to maintain the agreed upon schedule for final completion, and to identify and resolve, or assist Licensee in the resolution of, any problems encountered in the timely completion of each task. A work-in-progress draft of the Release Definition is attached to this Agreement as EXHIBIT F in the form of the HealthCompass Onsite for TheHealthChannel Requirements, dated July 26, 1999.

2.   MAINTENANCE AND SUPPORT SERVICES

     EXHIBIT B to this Agreement describes the maintenance and support services for the HMI Materials ("Maintenance and Support Services"). Maintenance and Support Services will be provided by HMI on the terms set forth in EXHIBIT B.

3.   HEALTHCOMPASS HOSTING.

     HealthMagic will provide Licensee with services for hosting of HealthCompass on the World Wide Web portion of the Internet (the "Hosting Services"). HealthCompass will provide the Hosting Services so that HealthCompass is accessible from the Licensee Web Sites via the World Wide Web portion of the Internet twenty-four (24) hours a day, seven (7) days a week, except for scheduled maintenance and required repairs, and except for any loss or interruption due to causes beyond HMI's control or which are not reasonably foreseeable by HMI, including, but not limited to, interruption or failure of telecommunication or digital transmission links and Internet slow-downs or failures. HealthCompass will be hosted by HMI on HMI's own servers located within a secure location at HMI's facilities or on servers specifically designated for HMI at a third-party secured site provider selected by HMI. PART

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IV. FINANCIAL STRUCTURE

1.   SET-UP AND MAINTENANCE FEES

A. As compensation for the Set-Up Services, Licensee shall pay HMI, via wire transfer to an account designated by HMI, and within fifteen (15) days after the Effective Date, a one-time fee of Ten Thousand Dollars ($10,000).

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2.   LICENSE FEES

A. There will be no additional license fees for the terms of this contract.

B. With respect to each Payment Period during the Term, HMI shall be entitled to additional fees ("Additional Fees") for such Payment Period pursuant to the revenue sharing provisions set forth in EXHIBIT E.

C. Licensee shall use commercially reasonable efforts to advertise, promote and market HealthCompass to its End-Users and potential customers.

3.   LICENSEE APPLICATIONS

     The gross revenues, if any, generated by either party through any Licensee Application created by Licensee using HealthQuery or the Health Vectors Tool shall be shared equally between Licensee and HMI. If and to the extent revenues generated by such a Licensee Application are subject to sharing pursuant to this
Part IV.3 and also subject to any of the revenue sharing provisions in Part IV.2, such revenues shall be shared pursuant to the applicable revenue sharing provisions in Part IV.2, with the sharing of any revenues generated by such Licensee Applications which are not subject to any of the revenue sharing provisions in Part IV.2 being determined by this Part IV.3.

4.   AUDITS

     For three (3) years after the close of each Payment Period, Licensee shall keep full and accurate books of accounts and copies of all documents and other material necessary to calculate amounts due HMI pursuant to Part IV.2 and shall make such books of accounts, documents and other materials available for inspection by HMI upon HMI's reasonable notice and during normal business hours. In the event such inspection reveals any underpayments in Licensee's payment obligations and, taking into account any overpayments uncovered by the inspection, the aggregate amount actually paid to HMI is less than the aggregate amount due to HMI (the difference between such amounts hereinafter referred to as the "Underpayment Amount"), Licensee will promptly pay to HMI the Underpayment Amount plus interest calculated at the lower of one and one-half percent (1.5%) per month or the highest interest rate permitted by law on the Underpayment Amount, from the date of underpayment by Licensee until the date HMI is paid the Underpayment Amount. In addition, if the Underpayment Amount exceeds five percent (5%) of the amount due to HMI, Licensee will reimburse HMI for its reasonable audit and inspection costs.

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5.   COST OF PERFORMANCE; TAXES

A. Except as otherwise set forth herein, neither party shall be obligated to pay any other expenses which the other party may be liable for based upon or in connection with the transactions contemplated by this Agreement.

B. Licensee shall pay all taxes arising out of this Agreement except taxes based upon the net income of HMI.

6.   PAYMENT DUE

     All amounts payable to HMI under this Agreement are to be paid in US Dollars by wire transfer to an account designated by HMI. Such amounts shall be due and payable in full in accordance with the time periods specified in this Agreement for such amounts or, if no time period is specified, within fifteen
(15) days of the date Licensee receives an invoice from HMI for such amounts. Any payment not made by Licensee when due under this Agreement will be subject to interest from the date such payment was due through the date paid, at an annual rate of two percent (2%) over the prevailing prime interest rate as fixed and published in the Wall Street Journal in effect as of the date on which such payment should have been paid to HMI. If any payment (and/or applicable interest) remains unpaid for more than forty-five (45) days after the date due, HMI may terminate this Agreement by providing written notice to Licensee.

--------------------------------------------------------------------------------
PART V.  WARRANTIES

1.   HMI WARRANTIES

A.   HMI warrants to Licensee, as of the Effective Date, as follows:

     (1) Subject to Part V.1.B below, HMI warrants that, during the thirty (30) days immediately following the delivery of HealthCompass (the "Warranty Period"): (i) performance of HealthCompass as delivered will not deviate materially from the documentation accompanying HealthCompass; and (ii) any date sensitive software components (i.e., software components the functionality of which includes processing, providing and/or receiving date data) of HealthCompass will be year 2000 compliant (i.e., will, when used in accordance with associated documentation be capable of correctly processing, providing and/or receiving date data from, into, within or between the twentieth and twenty-first centuries). For purposes of Part V.1.A(ii) the Warranty Period shall be from the initial delivery of HealthCompass until December 31, 2000. If Licensee believes there has been a breach of this warranty and so notifies HMI in writing within the Warranty Period, then HMI will promptly investigate the matter to determine the nature of the suspected breach. If it is determined that there has been a breach of this warranty, then HMI's sole obligation, and Licensee's exclusive remedy, will be for HMI to correct or modify HealthCompass to make it perform as warranted.

     (2) Subject to Part V.1.B below, HMI warrants that the HMI Materials shall not: (a) constitute, or contain material that would constitute, libel, defamation or slander; or (b) constitute, or contain material that would constitute, an invasion of the rights to publicity of any third party or other similar right. Except as set forth in Part VI.1.B, to the extent the breach of this Part V.1.A(2) is due to content not developed or owned by HMI, HMI's exclusive liability and Licensee's sole remedy for breach of this Part V.1.A(2) shall be for HMI to remove any content which is the subject of the warranty claim in a commercially reasonable timely fashion.

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     (3) Subject to Part V.1.B below, HMI warrants that the HMI Materials do not infringe any third party copyrights, issued U.S. patents or trademarks or misappropriate any trade secrets rights of a third party. If a third party brings an action against Licensee making allegations which, if true, would constitute a breach of this warranty for which HMI is responsible, or if HMI anticipates such an action, HMI shall have the option, at its expense, to: (i) modify the infringing item(s) to be noninfringing without materially changing the functionality of such item(s); or (ii) obtain for Licensee a license to continue using such item(s). This Part V.1.A(3) and Part VI.1.B state HMI's entire obligation to Licensee and Licensee's sole remedy with respect to any claim of intellectual property infringement with respect to the HMI Materials.

B. HMI is not responsible for any claimed breaches of the foregoing warranties set forth in Part V.1 caused by: (i) software or other materials furnished to HMI by Licensee pursuant to this Agreement, (ii) modifications made to the HMI Materials by anyone other than HMI and its authorized personnel working at HMI's direction; (ii) the combination, operation or use of the HMI Materials with any third-party equipment or software or other items that HMI did not supply to Licensee (including, without limitation, any Licensee provided or developed equipment or software); or (iii) failure to use any new or corrected versions of HMI Materials made available by HMI.

C. HMI does not warrant that the HMI Materials will be error-free or that their operation will be uninterrupted. Licensee acknowledges that it is solely responsible for the results obtained from use of the HMI Materials.

2. LICENSEE WARRANTIES

     Licensee warrants that the Licensee Components and non-HMI Content displayed or appearing on, or otherwise a part of, the pages of the Licensee Web Sites including, without limitation, advertisements and the content accessed by selecting such advertisements, in conjunction with Licensee's use of HealthCompass shall not: (a) constitute, or contain material that would constitute, libel, defamation or slander; (b) constitute, or contain material that would constitute, an invasion of the rights to publicity of any third party; or (c) infringe upon the IP Rights of any third party.

3.   WARRANTY DISCLAIMER

     THE WARRANTIES EXPRESSLY SET FORTH IN THIS Part V BY EACH PARTY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

--------------------------------------------------------------------------------
PART VI. OTHER TERMS AND CONDITIONS


1.   GENERAL INDEMNIFICATION

A. Licensee shall defend at its expense, indemnify and hold HMI and its respective officers, directors, shareholders, employees and agents harmless from, and pay all settlements, costs and expenses (including, without limitation, costs of investigation and reasonable legal fees and expenses), damages, liabilities and awards, arising out of or relating to third party claims based on: (i) claimed breach by Licensee of any of the warranties being provided by Licensee in Part V.2 of this Agreement; (ii) breach by Licensee of its security and other obligations with respect to End User Data pursuant to
Part VI.6; (iii)

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Page 13


breach by Licensee of its confidentiality obligations pursuant to Part VI.5 of this Agreement; (iv) Licensee's negligence or intentional tortious conduct; or
(v) use of or inability to use the HMI Materials or the Licensee Web Sites.

B. HMI shall defend at its expense, indemnify and hold Licensee and its respective officers, directors, shareholders, employees and agents harmless from, and pay all settlements, costs and expenses (including, without limitation, costs of investigation and reasonable legal fees and expenses), damages, liabilities and awards, arising out of or relating to third party claims based on: (i) claimed breach of any of the warranties being provided by HMI in Part V.1 of this Agreement for which HMI is responsible; (ii) claim that the execution by HMI of this Agreement or compliance by HMI with its terms and conditions conflicts with or causes a breach or violation of any other agreement; (iii) breach of its confidentiality obligations pursuant to Part VI.5 of this Agreement; or (iv) HMI's negligence or intentional tortious conduct.

2.   INDEMNIFICATION PROCEDURES

A. NOTICE. Promptly after receipt by any entity entitled to indemnification under this Agreement of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to the appropriate provision of this Agreement, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election"). The indemnitor shall reimburse the indemnitee for all costs and expenses incurred by the indemnitee in responding to such action or proceeding during the period between when the indemnitee has notified the indemnitor of the claim in writing and when the indemnitor delivers a Notice of Election in response or the expiration of the required notice period for the Notice of Election to be delivered, whichever comes first.

B. PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election and has assumed its obligations under this Part VI.2 relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

C. PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

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Page 14


3.   LIMITATION OF LIABILITY

     To the maximum extent permitted by applicable law, each party's entire liability and the other party's exclusive remedy for damages from any event or claim arising under or relating to this Agreement, for any cause whatsoever, and regardless of the form of action, whether in contract or in tort or any other theory of liability (including, without limitation, breach of warranty and negligence), will be limited as follows:

A. Subject to Part VI.3.C, each party will be liable for direct damages only, in an amount not to exceed, in the aggregate for all claims, the greater of: (a) the cumulative amount paid or payable to HMI under this Agreement in the three
(3) month period immediately proceeding the event giving rise to such liability, or (b) [TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000)].

B. Subject to Part VI.3.C, in no event will either party be liable for any lost profits, loss of business, loss of use, lost savings or other consequential, special, incidental, indirect, exemplary or punitive damages, even if advised of the possibility of such damages.

C. The limitations set forth in Part VI.3.A and Part VI.3.B shall not apply to:
(i) claims that are the subject of indemnification pursuant to Part VI.1; or
(ii) claims arising out of the breach of, Part II.4, Part IV or Part VI.5.

D. Each party shall have a duty to mitigate damages for which the other party is responsible.

E. The remedies expressly stated in this Agreement are the sole and exclusive remedies of either party. The limitations of liability set forth in this Part
VI.3 will survive the failure of any limited or exclusive remedy set forth in this Agreement and the expiration or termination of this Agreement.

4.   FORCE MAJEURE

     Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of any act of God, cause outside of the party's reasonable control or other force majeure; provided that, such party promptly gives to the other party written notice of the condition and undertakes commercially reasonable efforts to circumvent the cause of the delay or minimize the extent of the delay. In any such event, the time for performance or cure will be extended for a period equal to the duration of the delay, not to exceed four (4) weeks. If the notifying party does not resume performance of such obligations or cure such breach before the end of such four (4) week period, the other party will be entitled to terminate the Agreement immediately without any obligation or liability to the delayed party for doing so.

5.   NONDISCLOSURE

A. Each party acknowledges that it may be furnished with or may otherwise receive or have access to non-public information which relates to past, present or future research, development, improvements, inventions, processes, software, techniques, designs or other technical data, contact lists or other compilations for marketing or development, or regarding administrative, management, financial or marketing activities of HMI, Licensee or other third parties which have provided information to HMI or Licensee. "Confidential Information" is all information (i) identified in written, graphic electronic or oral format by the Disclosing Party as confidential, trade secret or proprietary information, or
(ii) by its nature or the circumstances surrounding its disclosure should reasonably be regarded as Confidential Information. "Disclosing Party" is the party disclosing Confidential Information. "Receiving Party" is

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the party receiving Confidential Information. Without limiting the generality of the foregoing, Confidential Information shall be deemed to include End-User Data and data about End Users contained in Health Vectors and the terms and conditions of this Agreement.

B. All Confidential Information furnished or otherwise disclosed to either party in the course of performing this Agreement shall remain the property of and be deemed proprietary and confidential to the Disclosing Party (with the exception of End-User Data which shall, as between HMI and Licensee, be deemed to be confidential to, and remain the property of, the disclosing End User). Without limiting the foregoing, the Receiving Party agrees: (a) to the extent permitted by applicable law, to hold such Confidential Information in strict confidence and in trust for the Disclosing Party; (b) to use the same degree of care in protecting the Confidential Information for which it protects its own such confidential information of like nature, but in no instance with less than reasonable care to protect such Confidential Information against unauthorized use or disclosure; and (c) to restrict disclosure of such Confidential Information to its employees who (i) are directly participating in the performance of this Agreement; (ii) have a need to know such Confidential Information; and (iii) have, upon the request of the Disclosing Party as a prerequisite to the release of Confidential Information, executed an employee nondisclosure agreement in a form mutually acceptable to the Disclosing Party and the Receiving Party.

C. The Receiving Party further agrees that, with regard to Confidential Information of the Disclosing Party which the Receiving Party has received or itself generated, it will not disclose or allow to be disclosed any such Confidential Information to any third party, including, without limitation, any subsidiary, Affiliate, joint venture, any other contractual, cooperative, or affiliated entity of the such third party, or any independent entity without the express prior written consent of the Disclosing Party, which consent the Disclosing Party may give or withhold in its sole discretion unless disclosure of such Confidential Information is required by applicable law. If a Disclosing Party consents to the disclosure of such Confidential Information to any such third party, such disclosure shall not be made until Receiving Party, the Disclosing Party and the third party have entered into a non-disclosure agreement in a form acceptable to the Disclosing Party.

D. The Receiving Party shall not reproduce, disclose or use the Confidential Information of the Disclosing Party, except for the sole purpose of performing its obligations under this Agreement or in accordance with applicable law. Without limiting the generality of the preceding sentence, the Receiving Party may not use Confidential Information of the Disclosing Party which it has received, collected or itself generated for purposes other than performing its obligations under this Agreement without the prior written consent of the Disclosing Party.

E. The limitations on reproduction, disclosure, or use of Confidential Information shall not apply to, and neither party shall be liable for, reproduction, disclosure, or use of any particular Confidential Information of the other that:

     (1) was developed independently by the Receiving Party prior to the receipt of any Confidential Information under this Agreement, as evidenced by written documents prepared or received by such party prior to the receipt of any Confidential Information under this Agreement;

     (2) was received without any obligation of confidentiality from a third party that was rightfully in possession of such information and had the right to disclose it to the Receiving Party without an obligation of confidentiality;

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     (3) has been published or otherwise disclosed to others by the Disclosing
Party without restrictions, or has come within the public knowledge or become generally known to the public without breach of this Agreement;

     (4) is a derivative of End-User Data (or data about end users contained in Health Vectors) that: (i) is of a statistical/demographic nature and provided in an anonymous form, as an aggregate of the similar information of multiple end users that does not individually identify specific end users (e.g., the number of HealthCompass end users who are males between the ages of 25 and 40 reporting a particular condition); or (ii) specific to a particular end user but provided in a "blinded" fashion that does not reveal identifying data about such end user (e.g., the age of the youngest HealthCompass end user in a geographic area reporting a particular condition);

     (5) is legally required to be disclosed pursuant to a judicial order (provided that, prior to such disclosure, the party ordered to make such a disclosure promptly informs the other of the order).


The party seeking the protection of any of items (1) through (5) above shall bear the burden of proof with respect to any such exception. Immediately upon receipt by the Receiving Party of any request to release, disclose or use Confidential Information, where such release, disclosure or use is required by applicable law and is otherwise in contravention to the terms and conditions of this Agreement, Receiving Party shall provide Disclosing Party written notice of such request. Such notice shall be calculated to be sufficiently descriptive and in advance of any such release, disclosure or use so as to allow Disclosing Party the opportunity to raise any appropriate objections. Disclosing Party shall be solely responsible for raising such objections and shall bear all costs, including legal costs, associated with such objections. Confidential Information may be disclosed on a need to know basis to the accountants and attorney of the Receiving Party without the consent of the Disclosing Party.

F. Should the Receiving Party receive information with uncertain status, the Receiving Party agrees to treat such information as Confidential Information until it receives written verification from the Disclosing Party that such information is not Confidential Information.

G. Neither the execution of this Agreement, nor the furnishing of any Confidential Information by the Disclosing Party or the Receiving Party shall be construed as granting to either party expressly, by implication, by estoppel or otherwise, any license under any trademark, copyright, invention or other proprietary right now or hereafter owned or controlled by the party furnishing such information.

H. Upon termination or expiration of this Agreement for any reason, the Receiving Party shall, at the Disclosing Party's option, either return or destroy all Confidential Information, and shall destroy all analyses, compilations, forecasts, studies and other documents based upon or derived from such Confidential Information, and in each case shall retain no copies and shall cause an officer of the Receiving Party to certify in writing that it has complied fully with its obligations under this Part VI.5.H.

I. With regard to Confidential Information which either party has received or itself generated, in the event either party becomes aware of any release, disclosure or use of such Confidential Information which has not been authorized by this Agreement, it will promptly, at its sole expense, (i) notify the Disclosing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the Disclosing Party to minimize such unauthorized release, distribution or use and any damage to the Disclosing Party resulting therefrom; and (iii) to the extent permitted by applicable law, cooperate in all reasonable respects with the Disclosing Party to minimize any such release, distribution, use and damage.

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J. The provisions of this Part VI.5 shall survive the termination or expiration of this Agreement for any reason for a period of five (5) years; provided, however, that such provision shall continue to apply: (i) to End-User Data; and
(ii) as necessary to comply with any applicable laws, regulations, ordinances and codes.

6.   RIGHTS IN DATA

A. Within ninety (90) days of the Effective Date, the parties shall in good faith commence negotiations to mutually agree upon a set of standards to govern:
(i) the location of particular elements or types of End-User Data, as between HealthCompass and the Licensee Web Sites; (ii) the presentation of derivatives of End-User Data to third parties; (iii) physical and logical security measures to safeguard against the unauthorized alteration of access to, or destruction or loss of, End User Data; and (iv) other security policies related to HMI's and Licensee's uses of End User Data (items (i) through (iv) collectively, the "End-User Data Standards"). Such Standards will be based on, or take into account standards or guidelines promulgated by: (i) federal or applicable state or local governmental organizations; and (ii) industry recognized groups/organizations. Once established and agreed upon, each party shall be bound by and comply with such End-User Data Standards.

B.   Notwithstanding Part VI.6.A above:

     (1) HMI shall have: (i) the right to provide market research or data analysis on the whole of HealthCompass (i.e., on all End User Data contained in HealthCompass including, without limitation, the Licensee Sourced End User Data) to third parties; and (ii) ongoing access to Licensee Sourced End User Data as necessary to perform its obligations under this Agreement including, without limitation, the ongoing maintenance, support and enhancement of HealthCompass.

     (2) Licensee's access to the End-User Data contained in HealthCompass of End-Users whose data was entered into HealthCompass through a Licensee Web Site (and which has not been removed by such End-User) (hereinafter referred to as "Licensee Sourced End-User Data") shall generally be for the purpose of performing market research of a statistical or demographic nature (specifically, trend spotting and making observations about such end users).

     (3) Licensee shall establish physical and logical data security and protection measures no less stringent than those maintained by HMI (or on HMI's behalf) to protect/secure/safeguard End-User Data prior to viewing, displaying or maintaining copies of Licensee Sourced End-User Data outside of HealthCompass.

7.   SECURITY

A. DIGITAL SECURITY. To restrict access to HealthCompass to authorized end users whose identity has been verified, and to secure transmission of information over the Internet between such end users and Licensee, when using HealthCompass, access to, and use of, HealthCompass shall be protected by a Digital Certificate based public-key encryption process. Accordingly, prior to using HealthCompass, End Users shall be required to present a Digital Certificate to Licensee from an HMI approved Certifying Authority. Upon End-User request, HMI will serve as the Certifying Authority and issue an HMI Digital Certificate to the End-User. If the End-User elects to obtain the Digital Certificate from an HMI approved Certifying Authority (as opposed to HMI), the End-User will be responsible for any costs associated with acquiring such Digital Certificate.

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B.   SECURITY AND PROTECTION OF END-USER DATA.

     (1) HMI shall use commercially reasonable efforts to institute and maintain industry recognized "best practices" (limited to the commercial sector) for physical and logical security measures to safeguard against the unauthorized alteration or access to, or destruction or loss of, End User Data. As of the Effective Date, HMI is a participant in several privacy programs that govern the privacy and security of information over the Internet, including TRUSTe, HON code and the Better Business Bureau (BBB Online). Without limiting the generality of the foregoing, HMI shall comply with applicable mandatory standards promulgated by federal or applicable state or local jurisdictions and relating to the safeguarding of data that is of a same or similar nature to medical data in the context of the Internet or World Wide Web; provided that failure by HMI to comply with such applicable mandatory standards shall not be deemed to be a breach of this Agreement where HMI provides Licensee with commercially adequate assurances that such non-compliance does not place on Licensee any liability that would not have existed in the absence of such non-compliance.

     (2) Licensee agrees that the Licensee Web Sites, as well as Licensee's use of the Licensee Web Sites and HealthCompass, and Licensee's use of Licensee Sourced End-User Data, shall be subject to the HMI promulgated security policies set forth in EXHIBIT C and the relevant security requirements established in the Health Insurance Portability and Accountability Act.

8.   INSURANCE

     Each party will have and maintain in force the following insurance coverages:

A. Comprehensive or Commercial General Liability Insurance, including Products, Completed Operations Liability and Personal Injury, Blanket Contractual Liability and Broad Form Property Damage Liability coverage for damages to any property with a minimum limit of $1,000,000 per occurrence and $5,000,000 in the aggregate.

B. Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees or agents of the insured party, acting alone or in collusion with others, including the property and funds of others in their care, custody or control, in a minimum amount of $5,000,000.

C. Errors and Omissions Liability Insurance covering the liability for financial loss due to error, omission, negligence of employees and machine malfunction in an amount of at least $5,000,000.

D. Software Errors and Omissions Liability Insurance covering the liability for financial loss due to software errors and omissions in an amount of at least $5,000,000.

Each party shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to the other party prior to any modification, cancellation or non-renewal of the policies.

9. TERM AND TERMINATION

A. The term of this Agreement shall commence upon the Effective Date and expire on the fifth (5th) anniversary of the Effective Date (the "Initial Term"), unless terminated earlier or extended in accordance with this Agreement. This Agreement (including, without limitation, the license granted in Part II.1) will

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automatically renew for successive twelve (12) month periods unless either party notifies the other in writing at least sixty (60) days prior to the end of the Initial Term or any then-applicable renewal period that it desires this Agreement to expire at the end of the Initial Term or renewal period. The
Initial Term and any renewal period(s) are collectively referred to herein as the "Term".

B. If either party believes that the other party has failed in any material respect to perform its obligations under this Agreement, then that party may provide written notice to the breaching party describing the alleged failure in reasonable detail. If the breaching party does not, within one hundred and eighty (180) calendar days after receiving such written notice, either (i) cure the material failure or (ii) if the breach is not one that can reasonably be cured within one hundred and eighty (180) calendar days, develop a plan to cure the failure and diligently proceed according to the plan until the material failure has been cured, then the non-breaching party may terminate this Agreement for cause by providing written notice to the non-breaching party. Termination of this Agreement will be in addition to, and not in lieu of, other remedies available to the terminating party under this Agreement.

C. HMI may terminate this Agreement by giving Licensee prior written notice and designating a date upon which such termination shall be effective if Licensee makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, that is not dismissed within one hundred and twenty (120) days, or has wound up or liquidated, voluntarily or otherwise.

D. Within thirty (30) days after the expiration or termination of this Agreement for any reason: (i) Licensee shall cease all use of and, at HMI's election, return to HMI or destroy the original and all copies (including partial copies) of all software, documentation, all HMI Confidential Information, and any other products or materials licensed or otherwise provided to Licensee under this Agreement (including, without limitation, the HMI Materials) ("HMI Items"); (ii) all rights granted to Licensee in and to such HMI Items shall terminate. Licensee shall certify in writing to HMI that it has fully performed its obligations under this paragraph.

10.  LAW AND DISPUTES

A. This Agreement will be governed by the laws of the State of [SOUTH CAROLINA], without regard to any provision of [SOUTH CAROLINA] law that would require or permit the application of the substantive law of any other jurisdiction.

B.   INFORMAL DISPUTE RESOLUTION.

     (1) Prior to the initiation of formal dispute resolution procedures, the parties shall first attempt to resolve their dispute informally, as follows:

          a) Upon the written request of a party, each party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

          b) The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

          c) During the course of discussion, all reasonable requests made by one party to another for nonprivileged information, reasonably related to this Agreement, shall be honored in order that each of the parties may be fully advised of the other's position.

          d) The specific format for the discussions shall be left to the discretion of the designated representatives.

     (2) Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

          a) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

          b) thirty (30) days after the initial written request to appoint a designated representative pursuant to Paragraph (a) above (this period shall be deemed to run notwithstanding any claim that the process described in this Part VI.10.B was not followed or completed).

     (3) Part VI.10.B shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors.

C.   IMMEDIATE INJUNCTIVE RELIEF.

     The parties agree that the only circumstance in which disputes between them shall not be subject to the provisions of Part VI.10.B is where a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy. If a party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded in substantial part, the party filing the pleading seeking immediate injunctive relieve shall pay all of the costs and attorney's fees of the party successfully challenging the pleading.

D.   BINDING ARBITRATION.

     (1) Subject to Part VI.10.B above, questions or disputes arising out of or relating to this Agreement will be determined by binding arbitration in Columbia, South Carolina, under the American Arbitration Association ("AAA") Commercial Arbitration Rules with Expedited Procedures in effect on the date hereof, as modified by this Agreement.

     (2) There will be one arbitrator selected by the parties within ten (10) days of the arbitration demand or if not, by the AAA from its Large, Complex Case Panel (or have similar professional credentials), who shall be an attorney with at least fifteen (15) years commercial law experience. Any issues about whether a claim is covered by this Agreement will be determined by the arbitrator.

     (3) As may be shown to be necessary to ensure a fair hearing: the arbitrator may authorize limited discovery; and may enter pre-hearing orders regarding, without limitation, scheduling, document exchange, witness disclosure and issues to be heard. The arbitrator will not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

     (4) The parties agree that the arbitrator will be directed to use best efforts to: (i) hold a private hearing within sixty (60) days after the initial demand for arbitration; (ii) conclude the hearing within three (3) days; and
(iii) provide his or her written decision not later than fourteen (14) days after the hearing. In making the decision and award, the arbitrator shall apply the applicable substantive law. Absent fraud, collusion or willful misconduct by the arbitrator, the arbitrator's award will be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator will award attorney's fees and costs to the prevailing party but will have no authority to award any damages that are excluded by the terms and conditions of this Agreement. Either party will have the right to apply at any time to a judicial authority for appropriate injunctive or other interim or provisional relief, and will not by doing so be deemed to have breached its agreement to arbitrate or to have affected the powers reserved to the arbitrator.

     (5) Neither party nor the arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both parties.

E. Both HMI and Licensee agree to comply fully with all relevant export laws and regulations of the United States to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

F. No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either party more than two (2) years after the accrual of the cause of action, except that (i) proceedings related to violation of a party's proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations, and
(ii) proceedings for non-payment may be brought up to two (2) years after the date the last payment was due.

11.  GENERAL

A. Any notice or other communication required or permitted to be made or given by either party pursuant to this Agreement will be in writing, and will be deemed to have been duly given: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this section; or
(iii) when delivered if delivered personally or sent by express courier service. All notices will be sent to the other party at its address as set forth below or at such other address as such party will have specified in a notice given in accordance with this section:

-----------------------------------  -----------------------------------
In the case of Licensee:             With a copy to:
-----------------------------------  -----------------------------------
Thehealthchannel.com, Inc.           Horowitz & Beam
3101 West Coast Highway              2 Venture Plaza
Suite 175                            Suite 350
Newport Beach, CA 92663              Irvine, CA 92714
Attn: Richard Wolpow                 Attn: Lyn Buldac
Fax: 949-645-9728

 -----------------------------------  -----------------------------------
 In the case of HMI:                  With a copy to:
 -----------------------------------  -----------------------------------
 HealthMagic, Inc.                    Shaw, Pittman, Potts & Trowbridge
 1901 Main Street                     1676 International Drive
 Columbia, South Carolina 29201       McLean, Virginia 22102

 Attn:    Linda C. Klute              Attn:    Steven Meltzer, Esq.
 Fax:     803-748-9989                Fax:     703-790-7901
 -----------------------------------  -----------------------------------

B. Each party will act in good faith in its performance of this Agreement and will not unreasonably delay or withhold the giving of any consent, decision or approval that is either requested by the other party or is reasonably required by the other party in order to perform its responsibilities in accordance with this Agreement.

C. Neither party may assign, delegate or otherwise transfer any right or obligation set forth in this Agreement without the other party's prior written consent, except that a party may assign any right or obligation set forth in this Agreement to an Affiliate or to a successor entity in the event of a merger, consolidation or sale of such party's business or all or substantially all of such party's stock or assets, provided the assignee agrees in writing to assume all of the assignor's obligations and liabilities under this Agreement, and provided further that the substitution of the rights of the assignee for the rights of the assignor does not materially increase the scope of Licensee's use of HealthCompass or materially increase the burden or risk imposed on the other party by this Agreement. Any purported assignment in violation of the preceding sentence will be void and of no effect. This Agreement will be binding upon the parties' respective successors and permitted assigns.

D. Except as otherwise permitted by the terms of this Agreement, all media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be coordinated with and approved by other party prior to release. Notwithstanding the preceding sentence, HMI may identify the Licensee as a client and generally state the nature of HMI's relationship with the Licensee.

E. There are no intended third party beneficiaries of any provision of this Agreement.

F. Licensee and HMI are and will remain independent contractors with respect to all performance rendered pursuant to this Agreement. Neither Licensee nor any employee or agent of Licensee will be considered an employee or agent of HMI for any purpose. Neither HMI nor any employee or agent of HMI will be considered an employee or agent of Licensee for any purpose. Neither party, nor its employees, will have any authority to bind or make commitments on behalf of the other party for any purpose, nor will it or they hold itself or themselves out as having such authority. Each party will be solely responsible for supervising, providing daily direction and control, paying the salaries (including withholding of income taxes and social security), worker's compensation, disability benefits and the like of its personnel.

G. The provisions of this Agreement will be deemed severable, and the unenforceability of any one or more provisions will not affect the enforceability of any other provisions. In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties will substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

H. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of such right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving party. If either party waives any right, power or remedy, such waiver will not waive any successive or other right, power or remedy the party may have under this Agreement.

I. Any provisions of this Agreement that by their sense and context contemplate continued performance or observance by one or both parties following the expiration or termination for any reason of this Agreement will survive any such expiration or termination.

J. Headings used in this Agreement are for convenience of reference only, and will not be used to interpret or construe this Agreement.

K. The Exhibits referred to in and attached to this Agreement are made a part of it as if fully included in the text.

L. This Agreement constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter of this Agreement. This Agreement may be modified or amended solely in a writing signed by both parties.


This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
--------------------------------------------------------------------------------
By signing below, each party acknowledges that it has read this Agreement, understands it and, intending to be legally bound by this Agreement, has caused its authorized representative to execute this Agreement as of the date first written above.

HealthMagic, Inc. (HMI)                   TheHealthChannel (Licensee)


By: /s/ Gail M. Anderman                  By: /s/ Richard A. Wolpow
    ---------------------------               ------------------------------

Name: Gail M. Anderman                    Name: Richard A. Wolpow
      -------------------------                 ----------------------------

Title: CBDO                               Title: Vice President Development
       ------------------------                  ---------------------------

Page A-1


                                    EXHIBIT A
                            HMI ENGAGING APPLICATIONS



Instant Medical History-TM- Pre-Visit Symptom Interview and Histories*

Health at Home-Registered Trademark- Self-Care Guide*

MedAppraise-Registered Trademark- Adult Health Survey (release date not established) *

Medical Data Source-Registered Trademark- Medical Topics*



The HMI Engaging Applications listed above with an asterisk are being licensed to HMI by third parties and licensed by HMI to Licensee under agreements between HMI and such third parties (the "Third Party Content Agreements"). HMI does not warrant, guarantee or covenant that any such HMI Engaging Application will remain available for use by Licensee beyond the expiration or termination of the Third Party Content Agreement under which HMI has been granted the right to license such HMI Engaging Application to Licensee and Licensee acknowledges and agrees that following the expiration or termination of such Third Party Content Agreement Licensee may be required by HMI to cease use of such HMI Engaging Application and return and/or destroy any components of such HMI Engaging Application then in Licensee's possession. In the event Licensee is required to cease use of any such HMI Engaging Application, HMI reserves the right to provide Licensee with a functionally and qualitatively equivalent replacement application.

HealthMagic may, from time-to-time, offer Licensee the opportunity to license HMI Engaging Applications in addition to those listed above ("Additional HMI Engaging Applications"); provided that any such offer for any particular Additional HMI Engaging Application may be contingent upon payment of additional fees to HealthMagic and/or agreement with additional or different terms and conditions, which shall apply only with respect to the Additional HMI Engaging Application being offered to Licensee.

Page B-1


                                    EXHIBIT B
                        MAINTENANCE AND SUPPORT SERVICES



                             [NOTE: TO BE COMPLETED]

Page C-1


                                    EXHIBIT C
                              HMI SECURITY POLICIES



                             [NOTE: TO BE COMPLETED]

Page D-1


                                    EXHIBIT D
                        HMI CORPORATE IDENTITY STANDARDS



                             [NOTE: TO BE PROVIDED]

Page E-1


                                    EXHIBIT E
                                 REVENUE SHARING



The Parties shall negotiate in good faith to reach a mutual agreement regarding a revenue sharing structure on or before December 31, 1999. In the event the Parties are unable to reach such an agreement by such time, HMI shall have the right to add, insert and/or otherwise include advertising and other revenue share opportunities as part of the HealthMagic Content linked to or otherwise on the Licensee Web Sites with the net revenues generated by such opportunities shared between HMI and Licensee with thirty percent (30%) of such revenues allocated to Licensee and seventy percent (70%) of such revenues allocated to HMI.

Page F-1


                                    EXHIBIT F
                               RELEASE DEFINITION



[NOTE: SEE THE HEALTHCOMPASS ONSITE FOR THEHEALTHCHANNEL REQUIREMENTS, DATED JULY 26, 1999]